AGREEMENT

     THIS AGREEMENT is made and entered into as of April 14, 1998, by and between I-LINK, INCORPORATED, a Florida corporation (the "Borrower"), and WINTER HARBOR, L.L.C., a Delaware limited liability company (the "Lender").

Recitals

     1. The Lender has lent to the Borrower $5,768,000 in four installments on a demand loan basis (three of which are evidenced by demand promissory notes (the "Notes")), which installments were made on January 26, 1998, February 23, 1998, March 3, 1998, and March 24, 1998
(collectively, the "Loans"). In connection with the Loans, the Lender was granted warrants to acquire, in the aggregate, 5,000,000 shares of common stock of the Borrower at an exercise price of 110% of the closing price of such stock on the day each installment was made (the "1998 Warrants").

     2. The Borrower has requested that the Lender not demand payment on the Loans before the earlier of May 15, 1998, and the date on which the Borrower consummates a loan transaction with another lender or consummates the sale of any debt or equity securities, in either case in an amount yielding net cash proceeds to the Borrower of not less than $6,000,000 (the earlier of such dates being referred to hereinafter as the "Demand Date".) Subject to the terms and conditions of this Agreement, the Lender has agreed to such request.

                               Agreements

     IN CONSIDERATION of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     A. Demand. The Lender agrees that it will not make demand on the Loans prior to the Demand Date. However, the Lender shall be deemed to have made demand on the Demand Date, so that the outstanding principal amount due under the Loans, together with all interest accrued through the date of payment (the "Amount Outstanding") shall be automatically due and payable on the Demand Date without further notice, demand or action by the Lender.

     B. Security. As security for the Borrowers obligations under the Loans, the Borrower shall execute and deliver to the Lender, promptly following the execution hereof, a pledge agreement in form and substance satisfactory to the Lender pursuant to which the Borrower shall pledge to the Lender all of the issued and outstanding equity interests in each of its subsidiaries. In addition, the Borrower shall cause each such subsidiary to execute and deliver, promptly following the execution hereof,
(a) a guaranty in form and substance satisfactory to the Lender, pursuant to which such subsidiaries guaranty the obligations of the Borrower under the Loans, and (b) a security agreement in form and substance satisfactory to the Lender, pursuant to which such subsidiaries grant security interests to the Lender in substantially all of their assets to secure their obligations under such guaranty and the obligations of the Borrower under the Loans.

     C. Amendment of Existing Warrants. The Lender and the Borrower have entered into (a) a Warrant Agreement dated as of June 6, 1997, pursuant to which the Borrower issued to the Lender warrants to acquire 500,000 shares of common stock of the Borrower, (b) a First Amendment Warrant Agreement dated as of August 18, 1997, pursuant to which the Borrower issued to the Lender warrants to acquire 300,000 shares of common stock of the Borrower, and (c) a Warrant Agreement dated as of October 10, 1997, pursuant to which the Borrower issued to the Lender warrants to acquire 10,000,000 shares of common stock of the Borrower (collectively, the "Existing Warrants".) The Existing Warrants all have exercise periods which expire on or prior to September 30, 2002. In consideration of the Lender's agreement not to make demand on the Loans prior to the Demand Date, the Borrower agrees that each of the Existing Warrants is hereby amended to provide that the exercise period thereunder shall extend to October 15, 2005.

     D. Timely Payment of Amount Outstanding. If the Borrower pays the Amount Outstanding in full in cash on the Demand Date, then the Lender shall have the following rights and the Borrower shall take the following actions:

          1. the Borrower shall issue to the Lender the 1998 Warrants, which warrants shall give the Lender the right to acquire 5,000,000 shares of the Borrower's common stock, for an exercise period extending until October 15, 2005, pursuant to a warrant agreement in substantially the form of the Existing Warrant described in Clause 3(c); the exercise price for 1,734,000 of such shares shall be $5.50 per share; the exercise price for 953,500 of such shares shall be $5.95 per share; the exercise price for 1,229,000 of such shares shall be $5.98 per share; and the exercise price for the remaining 1,083,500 of such shares shall be $7.22 per share; and

          2. the Borrower shall pay to the Lender on the Demand Date an amount equal to the lesser of $300,000 and the Lender's legal, due diligence and transaction costs in connection with the transactions contemplated by this Agreement and all prior transactions between the Borrower and the Lender.

     E. Non-Payment by Demand Date. If the Borrower fails to pay the Amount Outstanding in full in cash on the Demand Date, then the Lender shall have available to it the following rights and remedies:

          1.  at the Lender's option:

               a) the interest rate payable on the Loans shall increase to a rate equal to the prime rate as set forth in the Wall Street Journal (Western Edition) plus four (4) percentage points; or

               b) the Borrower shall issue to the Lender: (a) that number of shares of the Borrower's Series M Preferred Stock equal to the quotient of the Amount Outstanding divided by $2,500.00 as payment in full of the Loans, and upon such issuance the Notes shall be cancelled; and
(b) warrants to acquire 10,000,000 shares of the Borrower's common stock, at an exercise price of $2.50 per share, for an exercise period extending until October 15, 2005, pursuant to a warrant agreement in substantially the form of the Existing Warrant described in Clause 3(c); and

          2. the Borrower shall issue to the Lender a promissory note in form and substance satisfactory to the Lender in an amount equal to the lesser of $300,000 and the Lender's legal, due diligence and transaction costs in connection with the transactions contemplated by this Agreement and all prior transactions between the Borrower and the Lender, which note shall be convertible, at the option of the Lender, into shares of common stock of the Borrower at a conversion rate equal to 110% of the market price of such stock on the date of the issuance of the note.

     F. Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

          1.  Organization, Qualifications and Corporate Power .

               a) The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. The Borrower has the requisite corporate power and authority to own and hold its properties, to carry on its business as conducted or presently proposed to be conducted, to execute, deliver and perform this Agreement, to issue and deliver to the Lender the warrants required to be issued pursuant hereto (the "New Warrants"), and to issue and deliver to the Lender the shares of capital stock issuable pursuant to this Agreement and the shares of capital stock upon exercise of the New Warrants (collectively, the "Underlying Shares", and, together with the New Warrants, the "Securities"). The Borrower is duly qualified to conduct business as a foreign corporation in good standing under the laws of the State of Utah and each other jurisdiction where the failure to so qualify could have a material adverse effect on the financial condition, results of operations, properties, assets, prospects or business of the Borrower or any of its subsidiaries (a "Material Adverse Effect").

               b) The Borrower does not own, directly or indirectly, any shares of capital stock, partnership interests or other participation rights or other interests in the nature of an equity interest in any corporation, partnership, company, trust or other entity, or any option, warrant or other security convertible into or exchangeable for any of the foregoing, other than (a) the shares of capital stock of I-Link Systems, Inc., a Utah corporation ("I-Link Systems"), (b) the shares of capital stock of I-Link Communications, Inc., a Utah corporation ("I-Link Communications"), (c) the shares of capital stock of MiBridge, Inc., a Utah corporation ("MiBridge"), and (d) the membership interests of I-Link Worldwide, L.L.C., a Delaware limited liability company ("Worldwide").
Each of I-Link Systems, I-Link Communications and MiBridge is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah, and Worldwide is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of I-Link Systems, I-Link Communications, MiBridge and Worldwide has the requisite corporate or limited liability company (as appropriate) power and authority to own and hold its properties and to carry on its business as conducted or presently proposed to be conducted. Each of I-Link Systems, I-Link Communications, MiBridge and Worldwide is duly qualified to conduct business as a foreign corporation or limited liability company (as appropriate) in good standing under the laws of each jurisdiction where the failure to so qualify could have a Material Adverse Effect.

          2.  Authorization of Agreements .

               a) The execution, delivery and performance by the Borrower and its subsidiaries of this Agreement and the agreements, documents and instruments to be executed and delivered pursuant hereto (collectively, the

"Transaction Documents") and the issuance, sale and delivery of the Securities to the Lender have been duly authorized by all requisite corporate or limited liability company action of the Borrower and its subsidiaries, including, but not limited to, the requisite action by the Board of Directors of the Borrower and the requisite approval or consent of the Borrower's shareholders, and will not (with due notice or lapse of time or both) violate, be in conflict with or constitute a default under any provision of law, rule or regulation, any order of any court or other governmental agency, the Articles of Incorporation or Bylaws or other organizational documents of the Borrower or any of its subsidiaries, or any provision of any indenture, mortgage, note, deed of trust, agreement or other instrument to which the Borrower, any of its subsidiaries or any of their respective properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, mortgage, note, deed of trust, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Borrower or any of its subsidiaries.

               b) The Underlying Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Borrower's Articles of Incorporation, as amended, this Agreement and the New Warrants, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. The issuance, sale and delivery of the Securities are not subject to any preemptive right of any shareholder of the Borrower or to any right of first refusal or other right in favor of any person.

          3. Validity . This Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity. The other Transaction Documents, when executed in accordance with the terms of this Agreement, will be duly executed and delivered by the Borrower and its subsidiaries and will constitute the legal, valid and binding obligation of the Borrower and its subsidiaries, enforceable in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and except as the availability of equitable remedies may be limited by general principles of equity.

          4.  Litigation; Claims; Investigations .  Except as set forth on
Schedule I attached hereto, there is no action, suit, proceeding or investigation pending or threatened against the Borrower or any of its subsidiaries and there are no suits, actions or claims, or any investigations or inquiries by any administrative agency or governmental body, or legal, administrative or arbitration proceedings pending against or threatened against the Borrower or any of its subsidiaries or affecting any of the Borrower's or any of its subsidiaries' properties, rights, assets or business, or to which the Borrower or any of its subsidiaries is a party or, in the case of threatened proceedings, is reasonably likely to become a party. There is no outstanding order, writ, judgment, injunction or decree of any court, administrative agency, governmental body or arbitration tribunal against or affecting the Borrower, any of its subsidiaries or any of the properties, rights, assets or business of the Borrower or any of its subsidiaries.

          5. Compliance . Neither the Borrower nor any of its subsidiaries is in violation of or default under any provision of its Articles of Incorporation or Bylaws or other organizational document. Neither the Borrower nor any of its subsidiaries is in material violation of or default under (i) any provision of any instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound or (ii) any provision of any federal, state or local law, statute, rule, order or governmental regulation.

          6. Governmental Consents . No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal or state governmental authority on the part of the Borrower or any of its subsidiaries is required in connection with the execution, delivery and performance of this Agreement and the offer, sale or issuance of the Securities.

          7. Disclosure . No representation or warranty made by the Borrower contained in this Agreement or in any other Transaction Document or in any certificate or instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact known to the Borrower required to make the statements herein or therein contained not misleading. The Borrower is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

     G. Arbitration . To the fullest extent not prohibited by law, any controversy, claim or dispute arising out of or relating to this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, shall be settled by final and binding arbitration in accordance with the terms and conditions of the arbitration provisions of the Shareholders Agreement by and among the Borrower, the Lender and certain other shareholders of the Borrower, dated as of October 10, 1997.

     H. Expenses . The Borrower shall pay all expenses of the Lender, including but not limited to travel, legal and accounting fees and expenses, incurred in connection with the transactions contemplated under this Agreement.

     I. Survival of Agreements . All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery hereof and remain in full force and effect, notwithstanding any investigation made at any time by or on behalf of either party hereto.

     J. Parties in Interest . All representations, covenants, and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

     K. Notices . All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed effectively given and received upon delivery in person, or one business day after delivery by national overnight courier service, or by telecopier transmission with acknowledgment of transmission receipt, or three business days after deposit via certified or registered mail, return receipt requested, in each case addressed as follows:

          (a)  if to the Company, at

                    I-LINK INCORPORATED
                    13751 South Wadsworth Park Drive
                    Suite 200
                    Draper, Utah  84020
                    Attention:  John W. Edwards, President
                    Telecopier: 801-576-5075

               with copy to:

                    David E. Hardy, Esq.
                    60 E. South Temple
                    Suite 2200
                    Salt Lake City, Utah  84111
                    Telecopier:  (801) 364-6664

          (b)  if to the Lender, at

                    Winter Harbor, L.L.C.
                    c/o First Media, L.P.
                    11400 Skipwith Lane
                    Potomac, Maryland 20854
                    Attention:  Ralph W. Hardy, Jr.
                    Telecopier: (301) 983-2425

               with copies to:

                    Ralph W. Hardy, Jr., Esq. and
                    Timothy J. Kelley, Esq.
                    Dow, Lohnes & Albertson, PLLC
                    1200 New Hampshire Avenue, N.W.
                    Washington, D.C.  20036
                    Telecopier: (202) 776-2222

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other.

     L. Governing Law . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

     1. Entire Agreement . This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

     M. Counterparts . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     N. No Waivers; Amendments . No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

     O. Severability . If any provision of this Agreement shall be declared void or unenforceable by a judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

     P. Headings . The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Q. Tax Reporting. The Borrower agrees that it will not claim any deduction for interest expense with respect to the Loans in excess of a deduction for the stated cash interest payable on the Loans.


              [remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                              WINTER HARBOR, L.L.C.

                                   By:  First Media, L.P.
                                        its General Manager/Member

                                   By:  First Media Corporation
                                        its sole General Partner

                                   By:   /s Ralph W. Hardy
                                         Name:     Ralph W. Hardy
                                         Title:    Secretary


                              I-LINK INCORPORATED

                              By:   /s John Edwards
                                   Name:     John Edwards
                                   Title:    President

                               SCHEDULE I

                               Proceedings